Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, GA 31750
(229) 426-6002

Colony Bankcorp, Inc. Increases First Quarter Dividend

FITZGERALD, GA., March 17, 2005— Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.085 per share payable April 8, 2005 to shareholders of record March 31, 2005. This represents an increase of 13.33% over the cash dividend paid of $0.075 per share in the first quarter a year ago and an increase of 3.03% over the cash dividend paid of $0.0825 per share last quarter.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia and has seven banking subsidiaries with twenty-seven locations in South and Middle Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company recently surpassed $1 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.